EXHIBIT 2.1






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                            STOCK PURCHASE AGREEMENT

                            Dated as of June 28, 2001



                                     between

                          DYNAMIC MATERIALS CORPORATION

                                       and

                             NOBEL EXPLOSIFS FRANCE



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS.........................................................4
    Section 1.1  Definitions..................................................4

ARTICLE II THE ACQUISITION....................................................8
    Section 2.1  Purchase and Sale of Shares..................................8
    Section 2.2  Consideration for the Shares.................................8
    Section 2.3  Closing Date Deliveries and Payments.........................8

ARTICLE III THE CLOSING.......................................................8
    Section 3.1  Date of Closing..............................................8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...........................9
    Section 4.1   Corporate Organization......................................9
    Section 4.2   Authority; Absence of Conflicts.............................9
    Section 4.3   Subsidiaries...............................................10
    Section 4.4   Consents and Approvals.....................................10
    Section 4.5   Outstanding Capital Stock; Title to Shares.................10
    Section 4.6   Financial Statements.......................................11
    Section 4.7   Undisclosed Liabilities....................................11
    Section 4.8   Absence of Changes.........................................11
    Section 4.9   Title to Assets............................................13
    Section 4.10  Computer Software..........................................13
    Section 4.11  Intellectual Property Rights...............................13
    Section 4.12  Material Contracts.........................................14
    Section 4.13  Permits and Licenses.......................................15
    Section 4.14  Legal Proceedings..........................................15
    Section 4.15  Employee Benefit Plans.....................................15
    Section 4.16  Labor Matters..............................................16
    Section 4.17  Environmental Matters......................................16
    Section 4.18  Tax Matters................................................17
    Section 4.19  Operating Insurance........................................18
    Section 4.20  Regulatory Filings.........................................19
    Section 4.21  Books and Records..........................................19
    Section 4.22  Compliance with Laws.......................................19
    Section 4.23  Certain Business Practices, Potential
                    Conflicts of Interest....................................19
    Section 4.24  Brokers' or Finders' Fees..................................20
    Section 4.25  Disclosure.................................................20
    Section 4.26  Inventory20
    Section 4.27  Receivables................................................20

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    Section 4.28  Employment Agreements......................................20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................21
    Section 5.1   Organization and Corporate Power...........................21
    Section 5.2   Authority; Absence of Conflicts............................21
    Section 5.3   No Investigation...........................................21
    Section 5.4   Brokers' or Finders' Fees..................................22

ARTICLE VI COVENANTS.........................................................22
    Section 6.1   Balance Sheet..............................................22
    Section 6.2   Preservation of Business...................................22
    Section 6.3   Negative Covenants.........................................22
    Section 6.4   Governmental and Third Party Consents......................22
    Section 6.5   Notice of Developments.....................................23
    Section 6.6   Notice of Breach...........................................23
    Section 6.8   Reasonable Efforts.........................................23
    Section 6.9   Delivery of Certificates...................................23

ARTICLE VII TAX MATTERS......................................................23
    Section 7.1   Indemnity23
    Section 7.2   Returns and Payments.......................................24
    Section 7.3   Refunds  25
    Section 7.4   Contests 25
    Section 7.5   Time of Payment............................................25
    Section 7.6   Cooperation and Exchange of Information....................26
    Section 7.7   Conveyance Taxes...........................................26
    Section 7.8   Miscellaneous..............................................26

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER...............27
    Section 8.1   Representations, Warranties and Covenants..................27
    Section 8.2   Closing Certificate........................................28
    Section 8.3   No Adverse Proceedings.....................................28
    Section 8.4   Buyer Consents.............................................28

ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..................28
    Section 9.1   Representations, Warranties and Covenants..................28
    Section 9.2   Closing Certificate........................................28
    Section 9.3   Fairness Opinion...........................................28
    Section 9.4   No Adverse Proceedings.....................................29
    Section 9.5   No Material Adverse Effect.................................29
    Section 9.6   Company Consents...........................................29
    Section 9.7   Final Monthly Balance Sheet................................29
    Section 9.8   Environmental Matters......................................29

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    Section 9.9   Loan.......................................................26
    Section 9.10  Environmental Permits and Releases.........................29

ARTICLE X TERMINATION........................................................29
    Section 10.1   Termination...............................................29
    Section 10.2   Liabilities Upon Termination..............................30

ARTICLE XI SURVIVAL OF REPRESENTATIONS, WARRANTIES,
             COVENANTS AND AGREEMENTS; INDEMNIFICATION.......................30
    Section 11.1   Survival30
    Section 11.2   Obligation of Seller to Indemnify.........................31
    Section 11.3   Obligation of Buyer to Indemnify..........................31
    Section 11.4   Notice and Opportunity to Defend
                     Against Third Party Claims..............................31
    Section 11.5   Net Indemnity.............................................32
    Section 11.6   Limits on Indemnification.................................32
    Section 11.7   No Consequential Damages..................................32

ARTICLE XII MISCELLANEOUS....................................................33
    Section 12.1   Expenses..................................................33
    Section 12.2   Notices...................................................33
    Section 12.3   Successors and Assigns....................................34
    Section 12.4   Entire Agreement and Modification.........................34
    Section 12.5   Certain Interpretive Matters..............................34
    Section 12.6   GOVERNING LAW.............................................34
    Section 12.7   Forum Selection and Submission to Jurisdiction............34
    Section 12.8   Waiver of Jury Trial......................................35
    Section 12.9   Counterparts..............................................35
    Section 12.10  Further Assurances........................................35
    Section 12.11  Severability..............................................35
    Section 12.12  Public Statements.........................................35

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                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 28th day of June, 2001, by and between Dynamic Materials Corporation, a Delaware corporation ("Buyer"), and Nobel Explosifs France, a company organized under the laws of France ("Seller").

                                    RECITALS:

     WHEREAS, Seller is the legal and beneficial owner of 254,994 shares of Nobelclad Europe S.A., a company organized under the laws of France (the "Company") (the "Shares"), which Shares constitute all but 6 shares (as required by French law) of the issued and outstanding shares of the Company's capital stock;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the Shares;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1. Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

     "Action" means any legal, administrative, arbitration or other similar proceeding, claim, action or governmental or regulatory investigation of any nature.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term "control," for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

     "Agreement" means this Stock Purchase Agreement between Buyer and Seller, as such may hereafter be amended from time to time.

     "Applicable Law" means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to a Person or any such Person's subsidiaries, properties, assets, officers, directors, employees or agents (whether of France, any province or other

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Governmental Authority thereof, or of the United States or any state or other
Governmental Authority thereof).

     "Asserted Liability" has the meaning set forth in Section 11.4(a).

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

     "Buyer" has the meaning set forth in the first paragraph of this Agreement.

     "Claims Notice" has the meaning set forth in Section 11.4(a).

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" means the date of the Closing.

     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

     "Company" has the meaning set forth in the Recitals of this Agreement.

     "Consolidated Return" has the meaning set forth in Section 7.2(a).

     "Contest" has the meaning set forth in Section 7.4(a).

     "Encumbrance" means any lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance of any kind or nature whatsoever, or any agreement to give any of the foregoing; provided that this definition of "Encumbrance" shall not include: (i) liens for current Taxes and assessments not yet due and payable, including, without limitation, liens for nondelinquent ad valorem Taxes and nondelinquent statutory liens arising other than by reason of any default on the part of Seller, the Company or the Subsidiary, and (ii) such liens, minor imperfections of title or easements on real property, leasehold estates or personalty as do not in any material respect detract from the value thereof and do not in any material respect interfere with the present use of the property subject thereto.

     "Environmental Claim" has the meaning set forth in Section 4.17.

     "Environmental Laws" has the meaning set forth in Section 4.17.

     "Environmental Permits" has the meaning set forth in Section 4.17.

     "Federal Funds Rate" shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the

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Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

     "French GAAP" has the meaning set forth in Section 4.6(a).

     "GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Material" has the meaning set forth in Section 4.18 means any
(i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

     "Indemnifying Party" has the meaning set forth in Section 11.4(a).

     "Indemnitee" has the meaning set forth in Section 11.4(a).

     "Intellectual Property Right" has the meaning set forth in Section 4.11.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge of Seller" means the actual knowledge of the individuals listed on Schedule 1.1.

     "Legal Proceedings" has the meaning set forth in Section 4.14.

     "Loss" means any and all claims, losses, liabilities, damages, costs and expenses (including attorney's, accountant's, consultant's and expert's fees and expenses) that are imposed upon or otherwise incurred or suffered by the relevant party.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiary, taken as a whole.

     "Material Contract" has the meaning set forth in Section 4.12.

     "Permits" has the meaning set forth in Section 4.13.

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     "Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, limited liability partnership, association, business organization, trust or other entity.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Recorded Intellectual Property" has the meaning set forth in Section 4.11(c).

     "Records" means all records and original documents which pertain to or are utilized primarily by the Company or the Subsidiary to administer, reflect, monitor, evidence or record information relating to the business or conduct of the Company or such Subsidiary and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of the Company or the Subsidiary or necessary to comply with any Applicable Law with respect to the business of the Company or the Subsidiary.

     "Release" has the meaning set forth in Section 4.17.

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Shares" has the meaning set forth in the Recitals of this Agreement.

     "Subsidiary" means any corporation, association or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is made, owned or controlled, directly or indirectly, by the Company.

     "Tax" means all taxes, charges, fees, levies and assessments based upon gross or net income, gross receipts, franchises, premiums, profits, sales, use, value added, transfer, employment or payroll, including, without limitation, any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profit tax, any custom duty or other tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by or payable to any Taxing Authority.

     "Tax Return" means with respect to any corporation or group of corporations, all reports, estimates, extension requests, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any payment of any Tax.

     "Taxable Period" means, with respect to any Tax of any corporation, or any group of corporations filing a consolidated, combined or unitary return for federal, state, local or foreign Tax purposes, the period for which the Tax is computed.

     "Taxing Authority" means any domestic or foreign governmental authority responsible for the administration of any Tax.

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     "Termination Date" has the meaning set forth in Section 10.1(b).

     "Unaudited Financial Statements" has the meaning set forth in Section
4.6(a).

     "Wire Transfer" means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such bank account or accounts as shall have been designated by notice of Seller to Buyer.

                                   ARTICLE II

                                 THE ACQUISITION

     Section 2.1 Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest in and to the Shares, free and clear of all Encumbrances.

     Section 2.2 Consideration for the Shares. The aggregate consideration (the "Purchase Price") payable by Buyer for the Shares shall be $4,000,000.00.

     Section 2.3 Closing Date Deliveries and Payments. At the Closing, the Seller shall cause all action to be taken to transfer the Shares to the ownership of Buyer (including the notation of a transfer by the Company, its agents, and all necessary or advisable government entities). At the Closing, Buyer shall pay to the Seller the Purchase Price.

                                  ARTICLE III

                                   THE CLOSING

     Section 3.1 Date of Closing. The consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place on July 2, 2001 (or such other date as the parties may mutually agree upon), at the offices of Seller in Boulder, Colorado at 9:00 a.m. local time. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in Articles VIII and IX.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date as a condition to the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer.

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     Section 4.1 Corporate Organization. (a) The Company is a company duly organized, validly existing and in good standing as a societe anonyme under the laws of France, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it, except where the lack of such qualification or license would not have a Material Adverse Effect. Seller has provided to Buyer complete and correct copies of (a) the organizational documents of the Company certified by the competent authority of the jurisdiction of incorporation within 30 days of the date hereof and (b) the Bylaws of the Company, certified as true and correct by the Secretary of the Company, each as amended to the date hereof.

     (b) Seller is a company duly organized, validly existing and in good standing under the laws of France.

     Section 4.2 Authority; Absence of Conflicts. (a) Seller has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Seller, and no other corporate action or proceedings on the part of Seller are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles (whether applied in a court of equity or a court of law).

     (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will: (i) conflict with or violate any provision of the governing documents of Seller; (ii) violate in any respect any Applicable Law with respect to Seller, the Company or the Subsidiary; (iii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any Material Contract to which Seller, the Company or the Subsidiary is a party or by which any of Seller's, the Company's or the Subsidiary's property or assets may be bound; (iv) result in the creation of any Encumbrance on the Shares or upon the assets or properties of the Company or the Subsidiary; or (v) require Seller, the Company or the Subsidiary to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Authority, except as would not have a Material Adverse Effect.

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     Section 4.3 Subsidiaries. (a) The Company has no Subsidiaries other than
Nitro Metall (the "Subsidiary").


     (b) All of the outstanding shares of capital stock of the Subsidiary are owned beneficially and of record by the Company, free and clear of any Encumbrances. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has corporate and other requisite power and authority to carry on its business as now being conducted and to own, lease and operate all of its properties and assets. The Subsidiary is duly licensed or qualified to do business and has all required Permits in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. Seller has provided to Buyer complete and correct copies of the organizational documents of the Subsidiary.

     (c) Other than the capital stock of the Subsidiary, the Company does not own or have the right to acquire any shares of the capital stock of any corporation or have any equity or partnership interest or limited liability company interest in any other entity.

     Section 4.4 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Authority or third party are necessary by Seller or the Company in connection with (A) the execution and delivery by Seller of this Agreement, and (B) the consummation by Seller of the transactions contemplated thereby.

     Section 4.5 Outstanding Capital Stock; Title to Shares. The authorized capital stock of the Company consists of: 255,000 shares of which at the date hereof 255,000 shares are issued and outstanding. No other classes of capital stock of the Company are authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and none of such Shares has been issued in violation of any preemptive rights of any present or former stockholder.

     There is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Seller or the Company any shares of capital stock of the Company or any other security of the Company, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock or other security or any agreement to issue any such security.

     Section 4.6 Financial Statements. Seller has delivered to Buyer true and complete copies of the unaudited balance sheets of the Company and its Subsidiary at December 31, 2000 and March 31, 2001 and the related statements of income, changes in stockholders' equity, and cash flow for the year and quarter then ended (the "Unaudited Financial Statements"). Such Unaudited Financial Statements have been prepared in accordance with French generally accepted accounting principles consistently applied throughout the periods involved ("French GAAP"), and such Unaudited Financial Statements, fairly present the financial position of the Company and its Subsidiary at the dates indicated and such statements of income, changes in stockholders' equity and cash flow fairly

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present the results of operations, changes in stockholders' equity and cash flow of the Company for the periods indicated. No financial statements of any Person other than the Company and its Subsidiary are required by French GAAP to be included in the Unaudited Financial Statements. The Unaudited Financial Statements were compiled from and are in accordance with the books and records of the Company and its Subsidiary, which are complete in all material respects.

     Section 4.7 Undisclosed Liabilities. Since the date of the Unaudited Financial Statements, no liabilities have been incurred by the Company or the Subsidiary other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.8 Absence of Changes. Since December 31, 2000, the Company has been operated in all material respects in the ordinary course of business consistent with past practice and there has not been any change, event, development or state of facts with respect to the business or condition of the Company, which, individually or together with other such changes, events, developments, or states of facts, has had or would reasonably be expected to have a Material Adverse Effect. In addition, without limiting the foregoing, except in the ordinary course of business consistent with past practice or except as otherwise contemplated by this Agreement, there has not occurred since December 31, 2000:

     (a) any amendment or change to the organizational documents of the Company or Subsidiary;

     (b) any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock or other property) in respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any equity securities of the Company;

     (c) any authorization, issuance, sale or other disposition by Seller or the Company of any shares of capital stock or other securities of the Company or the Subsidiary, or any option, warrant, right or other security relating to such capital stock or such other security, or any modification or amendment of any right of any holder of any outstanding shares of capital stock or other securities of the Company or the Subsidiary (other than pursuant to existing employee benefit plans in which the Company or the Subsidiary participates);

     (d) (i) any increase (whether current or deferred) in the salary or bonus of any director, officer, employee, agent, consultant or representative of the Company or the Subsidiary, other than salary increases in the ordinary course of business consistent with past practice, (ii) any payment of consideration of any nature whatsoever (A) to any officer, director, stockholder or employee of the Company or the Subsidiary other than salary, bonus or dividend equivalent salary paid in the ordinary course of business consistent with past practice, or (B) to any agent consultant or representative of the Company or the Subsidiary other than in the ordinary course of business consistent with past practice, (iii) any grant of any severance, continuation or termination pay or similar rights to any director, officer, stockholder, employee, agent consultant or representative of

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the Company or the Subsidiary, or (iv) any adoption, entering into, amendment, modification, or termination (partial or complete) of any employee benefit plan or employment contract with respect to any officer, director, stockholder, employee, agent; consultant or representative of the Company or the Subsidiary;

     (e) any write-off or write-down of or any determination to write off or write down any of the assets of the Company or the Subsidiary in an aggregate amount exceeding $25,000;

     (f) any sale, license or other disposition of, or incurrence of an Encumbrance on any asset of the Company or the Subsidiary in an aggregate amount exceeding $25,000;

     (g) any entering into, material amendment, modification, termination (partial or complete) or granting of a waiver, or failure to perform under (i) any Material Contract or (ii) any material amendment, termination, waiver, disposal, or lapse of, or failure to preserve, any material Permit or other form of authorization held by the Company or the Subsidiary;

     (h) any revaluation of any of the assets or properties of the Company or the Subsidiary;

     (i) any capital expenditures or commitments for additions to property, plant or equipment of the Company or the Subsidiary constituting capital assets, in an aggregate amount exceeding $50,000;

     (j) any transaction by the Company or the Subsidiary with any officer, director, stockholder, Affiliate or associate of the Company or the Subsidiary or any business or entity in which any such individual has an interest;

     (k) any loan or advance by the Company or the Subsidiary to any Person, except for advances in the ordinary course of business consistent with past practice to employees for business travel and other business expenses;

     (l) any material change in the accounting methods or procedures of the Company or the Subsidiary, except to the extent required by French GAAP or any Governmental Authority;

     (m) any work-stoppage, strike, labor difficulty, or union organizational campaign (in process or, to Seller's knowledge after due inquiry, threatened) at or affecting the Company or the Subsidiary;

     (n) any payment, prepayment, discharge, or satisfaction by the Company or the Subsidiary of any lien or liability of or owing by the Company or the Subsidiary, other than liens or liabilities that were paid, discharged or satisfied in the ordinary course of business and consistent with past practice; or

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     (o) any cancellation of any liability or indebtedness owed to the Company or the Subsidiary by any other Person in an aggregate amount exceeding $25,000.

     Section 4.9 Title to Assets. The Company and Subsidiary have good title to, or valid and subsisting leasehold interests in, all real and material personal property and other material assets on its books and reflected on the Company's or the Subsidiary's balance sheet at December 31, 2000 or acquired in the ordinary course of business since December 31, 2000 which would have been required to be reflected on such balance sheet if acquired on or prior to December 31, 2000, other than assets which have been disposed of in the ordinary course of business and those assets as to which the failure to have good title or valid and subsisting leasehold interests would not, individually or in the aggregate, have a Material Adverse Effect on all real property owned by the Company or the Subsidiary and all real estate leases or subleases to which the Company or the Subsidiary is a party. None of such assets is subject to any Encumbrance. The Company and the Subsidiary have the right to quiet enjoyment of all property leased for the full term of each such lease or sublease or similar agreement (or any renewal option) relating thereto.

     Section 4.10 Computer Software. All computer software programs (excluding noncustomized computer software available to the Company and the Subsidiary on an over-the-counter basis through normal commercial channels) used by the Company or the Subsidiary in the conduct of their respective businesses are owned or licensed by the Company or the Subsidiary free and clear of Encumbrances and, to the Knowledge of Seller, do not infringe any patent, copyright, trade secret or trademark of any other Person.

     Section 4.11 Intellectual Property Rights. (a) Each of the Company and its Subsidiary owns or possesses, or has enforceable rights or licenses to use, the patents, trademarks, service marks, trade names, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how and computer programs which are necessary to carry on its business as presently conducted (each, an "Intellectual Property Right"), and neither the Company nor the Subsidiary has received any written notice of any infringement of the rights of others with respect to any such Intellectual Property Right that, if such infringement were determined to be unlawful, would have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not cause the Company or the Subsidiary to be in violation or default under any licenses, sublicenses or other agreements to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary is authorized to use any Intellectual Property Right, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where any such violation, default, termination or modification would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) To the Knowledge of Seller, no use of any Intellectual Property Right by the Company or the Subsidiary breaches, violates or infringes any rights of any third party or (except for the payment of computer software licensing fees) requires any payment for the use of any patent, trade name, service mark, trade secret, trademark, copyright or other intellectual property right or technology owned by any third party.

     (c) There is no material Intellectual Property Right that any third party owns and that the Company or the Subsidiary uses pursuant to any contract.

     Section 4.12 Material Contracts. (a) "Material Contract" means, in each case, each contract, agreement, license, lease, sublease, arrangement or understanding, whether oral or written, or series of related contracts (excluding purchase orders and customer orders in the ordinary course of business), (i) which involves annual expenditures or receipts by the Company or the Subsidiary of more than $100,000, (ii) which provides for performance, regardless of amount, over a period in excess of one year after the date of such contract, arrangement or commitment or (iii) which is otherwise material to the business of the Company and the Subsidiary, taken as a whole.

     (b) To the Knowledge of Seller, neither any officer, director or employee of the Company or any Affiliate, nor any member of any such Person's immediate family, is presently a party to or directly interested in any material transaction with the Company, including any contract or other binding arrangement (i) providing for the furnishing of material services by such Person (except in such Person's capacity as an officer, director, employee or consultant), (ii) providing for the rental of material real or personal property from such Person, or (iii) otherwise requiring material payments to such Person (other than for services as an officer, director, employee or consultant of the Company or such Affiliate).

     Seller has made available to Buyer complete and correct copies of each Material Contract (and any amendments thereto). Each Material Contract is in full force and effect. Neither the Company or the Subsidiary nor any other party is in default under any such Material Contract, and there are no defaults alleged against the Company or the Subsidiary by any other party with respect to any such Material Contract.

     Section 4.13 Permits and Licenses. The Company and Subsidiary hold all permits, licenses, approvals, franchises, notices, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments issued by any Governmental Authority to the Company or Subsidiary (collectively, the "Permits") necessary for the ownership and conduct of the business of the Company and Subsidiary in each of the jurisdictions in which the Company or Subsidiary conducts or operates its business in the manner now conducted. All Permits are valid and in full force and effect. Each of the Company and Subsidiary is in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is not pending or threatened, any non-renewal, suspension, termination or revocation of any such Permit. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby. No present or former officer, director, shareholder or employee of the Company or the Subsidiary, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which the Company or Subsidiary owns, possesses or uses in the conduct of its business as now or previously conducted.

     Section 4.14 Legal Proceedings. There are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits (collectively, "Legal Proceedings") pending or, to the Knowledge of Seller, threatened, against the Company or Subsidiary or any of their respective properties, assets, business, employees or agents in connection with the business of the Company and Subsidiary which, individually or together with similar Legal Proceedings, involve a claim in excess of $50,000, nor is reasonably likely (in the reasonable judgment of Seller) that such claims will be prosecuted successfully or upon such successful prosecution, such claims would reasonably be expected to have a Material Adverse Effect. There are no such Legal Proceedings pending or threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, writ injunction, decree or award (whether issued by a Governmental Authority or otherwise) to which the Company or the Subsidiary is a party, or involving the property, assets or business of the Company or the Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or the Subsidiary.

     Section 4.15 Employee Benefit Plans. All employee benefit plans maintained by the Company and its Subsidiary are in substantial compliance with all applicable laws and have been administered and operated in all material respects in accordance with their terms.

     No material liability has been, or could reasonably be expected to be, incurred with respect to any employee pension benefit plan. No individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement.

     Section 4.16 Labor Matters. Seller has disclosed to Buyer the labor organizations recognized at the Company's or Subsidiary's operations. Neither the Company nor Subsidiary is a party to, the subject of, involved in or, to the Knowledge of Seller, threatened by any labor dispute, unfair labor practice charge, strike, work stoppage, work slowdown, picketing, boycott, or other concerted action by or on behalf of any employees of the Company or Subsidiary.

     Section 4.17 Environmental Matters. (a) Each of the Company and Subsidiary and their respective operations and properties are in compliance with all Environmental Laws. Neither the Company nor the Subsidiary has received any communication from any person or Governmental Authority that alleges that the Company or Subsidiary or any of their respective operations or properties are not in material compliance with Environmental Laws.

     (b) The Company and its Subsidiary and their respective facilities and operations have obtained or applied for all required Environmental Permits and are in material compliance with all terms and conditions of such Environmental Permits. All such Environmental Permits are in full force and effect.

     (c) There is no material Environmental Claim pending or threatened: (i) against the Company or the Subsidiary; (ii) against any real or personal property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company or the Subsidiary; or (iii) against any Person whose liability for any Environmental Claim the Company or the Subsidiary has or may have retained or assumed either contractually or by operation of law.

     (d) There has been no Release of any Hazardous Materials that would be reasonably likely to: (i) form the basis of any Environmental Claim against the Company or the Subsidiary or any of their respective operations or properties; or (ii) cause any real property or operation currently or formerly owned, leased or managed, in whole or in part, by the Company or the Subsidiary to be subject to any restrictions on ownership, operation, occupancy, use or transfer. Neither the Company nor the Subsidiary is currently required or obligated to perform any investigation, removal, remediation, response action or corrective action with respect to the presence of any Release of Hazardous Materials at any facility, property or operation where the Company or the Subsidiary conducts its business, or at any other location.

     (e) Seller has made available to Buyer: (i) copies of all Environmental Permits as well as material environmental inspections, audits, studies, plans or reports conducted or prepared by or on behalf of the Company or Subsidiary or any of their respective operations or properties; (ii) a list of all Hazardous Materials used, stored, generated, recycled or disposed of by the Company and its Subsidiary and all such available information concerning its joint ventures, if any; and (iii) a list of all off-site facilities used by the Company and its Subsidiary for the treatment, storage or disposal facilities of Hazardous Materials.

     (f) There is not now, nor, to the Knowledge of Seller, has there been in the past, on, in or under any real property at the time owned, leased or operated by the Company or Subsidiary any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material.

     For purposes of this Agreement, the following terms have the following definitions:

     "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, causes of action, notices, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from: (A) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or the Subsidiary; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Permits.

     "Environmental Laws" means all applicable national, state, local laws (including common laws), rules, ordinances, regulations, orders, directives and binding administrative or judicial interpretations thereof relating to: pollution, the environment (including, without limitation, indoor and outdoor air, surface water, groundwater, land surface or subsurface strata); noise and vibration, the protection and use of land or natural resources; the protection of human health and safety; or the Release, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Permits" means all applicable permits, consents, licenses, approvals or authorizations issued by any Governmental Authorities under Environmental Laws.

     "Release" means any actual or threatened release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.18 Tax Matters. (a) (i) All Tax Returns required to be filed by or with respect to the Company and its Subsidiary have been timely filed; (ii) all Taxes shown on such Tax Returns or otherwise due have been timely paid;
(iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the Knowledge of Seller, no basis exists for any such adjustment; (v) with respect to any period for which Taxes are not yet due, the Company and its Subsidiary have made sufficient current accruals for all such Taxes in its Unaudited Financial Statements; (vi) the Company and its Subsidiary have made all required estimated Tax payments sufficient to avoid any underpayment penalties; (vii) the Company and its Subsidiary have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (viii) there are no Encumbrances as a result of any unpaid Taxes, other than Taxes not yet due and payable, upon any of the assets of the Company and its Subsidiary ; (ix) the Company and its Subsidiary have not been members of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes; (x) the Company and its Subsidiary have not been at any time members of any partnership or joint venture or the holders of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and (xi) the Company and its Subsidiary are not parties to, are not bound by, and have no obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar contract.

     (ii) There are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Company or the Subsidiary; (ii) there are no outstanding waivers or agreements extending the statutory period of limitations for any period with respect to any Tax to which the Company or the Subsidiary may be subject; (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or the Subsidiary; (iv) no closing agreement has been entered into by or with respect to the Company or the Subsidiary; (v) there are no requests for information by any Taxing Authority currently outstanding that could affect the Taxes of the Company or the Subsidiary; (vi) no claim has been made in writing addressed to the Company or the Subsidiary by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns asserting that the Company or the Subsidiary is or may be subject to taxation in that jurisdiction; and (vii) there are no proposed reassessments of any property owned by the Company or the Subsidiary or other proposals that would be reasonably likely to increase the amount of any Tax to which the Company or the Subsidiary would be subject.

     (b) Seller has made available to Buyer complete copies of: (i) all filed Tax Returns of the Company and the Subsidiary relating to the taxable periods since the organization of the Company; and (ii) any audit report relating to Taxes due from or with respect to the Company and the Subsidiary, or their respective income, assets or operations.

     Section 4.19 Operating Insurance. The Company and the Subsidiary carry insurance with respect to their respective businesses which is consistent with insurance carried by similar businesses as to coverage amounts, costs, and any limitations. The insurance is provided as part of the group coverage of Seller and its Affiliate. All such policies are in full force and effect for such amounts, types of coverage and risks as are customarily obtained by Persons engaged in similar businesses. After giving effect to the transactions contemplated hereby, all such insurance in effect prior to the Closing will remain in full force and effect on the same cost basis as existed prior to closing. No notice of cancellation has been received with respect to any such policy. All premiums due thereon have been paid in a timely manner and no event has occurred, including, without limitation, the failure of the Company or the Subsidiary to give any notice or information or the Company or the Subsidiary giving inaccurate or erroneous notice or information, which would reasonably be expected to have a Material Adverse Effect upon the rights of the Company or the Subsidiary under any such insurance policy. There are no pending claims or, to the knowledge of Seller, threatened claims, under the insurance policies of the Company or the Subsidiary with respect to their respective property or assets.

     Section 4.20 Regulatory Filings. Except as would not reasonably be likely to result, individually or in the aggregate, in a Material Adverse Effect, the Company and its Subsidiary have filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Authorities having jurisdiction over them, their respective business or assets, and all required regulatory approvals in respect thereof are in full force and effect. All such regulatory filings were in compliance in all material respects with Applicable Laws, and no deficiencies have been asserted by any Governmental Authority with respect to such regulatory filings.

     Section 4.21 Books and Records. True and correct copies of the minute books and stock record books of the Company and the Subsidiary have been provided to Buyer. Such minute books contain true and complete originals or copies of all minutes of meetings of and actions by the shareholders and Board of Directors of the Company and its Subsidiary and accurately reflect in all material respects all corporate actions of the Company and its Subsidiary which are required by law to be passed upon by the Board of Directors or the shareholders of the Company and its Subsidiary. The stock record books accurately reflect all transactions in shares of the capital stock of the Company and its Subsidiary. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company and its Subsidiary accurately reflect the business and financial condition of the Company and its Subsidiary.

     Section 4.22 Compliance with Laws. Each of the Company and its Subsidiary:
(i) is in compliance and has complied with all laws, statutes, rules, regulations, codes and ordinances applicable to its business, properties and operations; and (ii) is not in violation of any writ, judgment, decree, injunction, or similar order applicable to such entity, except where such failure to comply or violation would not or would not reasonably be expected to have a Material Adverse Effect. There have been no claims made or, to the Knowledge of Seller, threatened thereunder against the Company or the Subsidiary arising out of, relating to or alleging any violation of any of the foregoing, and no event has occurred that (with or without the giving of notice or the lapse of time or both) constitutes or results, directly or indirectly, in a violation by the Company or the Subsidiary or failure to comply with any law, except for claims which are no longer pending or would not reasonably be expected to have a Material Adverse Effect.

     Section 4.23 Certain Business Practices, Potential Conflicts of Interest. Neither the Company nor its Subsidiary nor any of their respective directors, officers, agents or employees have: (i) used any funds of the Company or its Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to officials or employees of any Governmental Authority or to any political parties or campaigns from the funds of the Company or its Subsidiary; or (iii) made any other unlawful payment from the funds of the Company or its Subsidiary.

     Section 4.24 Brokers' or Finders' Fees. No agent, broker, investment banker, or other person or firm acting on behalf of the Company or Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company or Seller in connection with any of the transactions contemplated by this Agreement.

     Section 4.25 Disclosure. No representation or warranty by Seller or any of its representatives contained in this Agreement, and no statement contained in the Financial Statements, the Schedules hereto or any certificate furnished or to be furnished by or on behalf of Seller or the Company to Buyer pursuant to this Agreement in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, certificate or other instrument.

     Section 4.26 Inventory. The inventories of the Company and its Subsidiary (including raw materials, supplies and other materials) are of a quality of usable or salable in the ordinary course of business, net of any applicable reserves for obsolete, damaged or defective inventory, which reserves are reasonable and appropriate under the circumstances and are in accordance with French GAAP. The value at which the inventory is carried on the books and records of the Company and its Subsidiary reflects the normal inventory valuation policy utilized by the Company and its Subsidiary and is in accordance with French GAAP, consistently applied.

     Section 4.27 Receivables. All of the accounts receivable reflected in the Unaudited Financial Statements were generated from bona fide transactions by the Company and its Subsidiary in the ordinary course of their respective businesses consistent with past practice and, except for reserves and trade provisions reflected in the Unaudited Financial Statements, which reserves are reasonable and appropriate under the circumstances and are in accordance with French GAAP, constitute valid, undisputed claims of the Company or the Subsidiary in the amounts reflected therein, and are not subject to valid defenses for a material amount, or material claims of set-off, recoupment or counterclaim.

     Section 4.28 Employment Agreements. There are no employment agreements to which the Company or its Subsidiary are a party. Seller has furnished to Buyer copies of all consulting contracts or similar agreements in effect on the date hereof relating to any consultant employed or retained by the Company or the Subsidiary in its conduct of its businesses.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to the Company, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Seller or the Company:

     Section 5.1 .Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power and authority to own, lease and operate the properties and assets which it currently owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans.

     Section 5.2 .Authority; Absence of Conflicts. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer, and no other corporate actions on the part of Buyer are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

     Except for the consents and approvals listed on Schedule 5.2(a) hereto (collectively, the "Buyer Consents"), neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance with the terms hereof will: (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws (or comparable constituent documents) of Buyer; (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any material contract to which Buyer is a party or by which Buyer's assets are bound; (iii) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any Governmental Entity to which Buyer or any of its assets or properties are subject; or (iv) except as set forth on Schedule 5.2(b) hereto, require Buyer to give notice to, obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Authority.

     Section 5.3 No Investigation. There are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the knowledge of Buyer, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby.

     Section 5.4 Brokers' or Finders' Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Buyer or the Company in connection with any of the transactions contemplated by this Agreement, other than customary fees and expenses of attorneys, accountants and similar professionals.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 Balance Sheet. On or before June 28, 2001, Seller will deliver to Buyer an unaudited balance sheet and income statement of the Company and the Subsidiary as of May 31, 2001 for the five months then ended (the "Monthly Balance Sheet"), which financial statements shall be prepared in accordance with

French GAAP in a manner consistent with past accounting practices of Seller, the Company and the Subsidiary.

     Section 6.2 Preservation of Business. From May 31, 2001 through the Closing Date, Seller shall cause the Company and the Subsidiary to conduct their respective businesses consistent with past business practices, and Seller shall cause the Company and its Subsidiary to use their reasonable best efforts to preserve their respective business organizations intact, maintain in good repair all of their respective assets and personal property, keep available the services of, and maintain present relationships with, key officers, directors, employees, consultants, and agents, and material suppliers, customers, and others having material business relationships with the Company and its Subsidiary and preserve the goodwill of the Company and its Subsidiary.

     Section 6.3 Negative Covenants. From and after May 31, 2001 through the Closing Date, Seller shall cause the Company and its Subsidiary not to, except with the prior written consent of Buyer, or except as expressly permitted by this Agreement (i) take or agree to take, whether in writing or otherwise, any of the actions described in Section 4.8, (ii) issue additional indebtedness with a maturity date of more than one year from the date hereof or (iii) change the composition of the board of directors of the Company or the Subsidiary.

     Section 6.4 Governmental and Third Party Consents. Each of Buyer, on the one hand, and Seller, on the other hand, shall use its commercially reasonable efforts to obtain, and to cooperate with the other party in obtaining, as promptly as practicable, all authorizations, consents, orders and approvals of any Governmental Authority or other third party (including, without limitation, the Buyer Consents and all regulatory filings) that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement.

     Section 6.5 Notice of Developments. From the date hereof to the Closing, Seller shall notify Buyer of any changes or developments with respect to the business, operations or prospects of the Company and its Subsidiary which would have or would reasonably be expected to have a Material Adverse Effect.

     Section 6.6 Notice of Breach. Each party hereto shall, immediately upon becoming aware thereof, give detailed written notice to the other party hereto of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to such party prior to the date of this Agreement, of any of such party's covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof; provided, however, that such notice shall not be deemed to modify, amend or supplement the representations and warranties of Buyer or Seller or the Schedules hereto for any purpose of this Agreement or shall not relieve the notifying party for any liability that such party may otherwise have in respect of such breach.

     Section 6.7 Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer, on the one hand, and Seller, on the other hand, will use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to maintain the accuracy of its representations and warranties hereunder. Neither Buyer nor Seller will take, agree to take or knowingly authorize to be taken any action or do or knowingly authorize to be done anything in the conduct of the business of Buyer or Seller or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement.

     Section 6.8 Delivery of Certificates. At the Closing, each party shall deliver to the other such good standing certificates, officers' certificates and similar documents and incumbency certificates as counsel for the requesting party shall have reasonably requested prior to the Closing Date.

                                  ARTICLE VII

                                   TAX MATTERS

    Section 7.1 Indemnity. (a) Seller agrees to indemnify and hold harmless Buyer and the Company against the following Taxes (except for those Taxes reserved for on the December 31, 2001 Unaudited Financial Statement) and, except as otherwise provided in Section 7.4, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or the Subsidiary with respect to Taxable Periods of such Person ending on or before the Closing Date; and (ii) with respect to Taxable Periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section 7.1(b), to the portion of such period ending on the Closing Date. Except as provided in
Section 7.1(b), Buyer agrees to indemnify and hold harmless Seller for all Taxes and associated expenses not allocated to Seller pursuant to the first sentence of this Section 7.1(a).

     (b) In the case of Taxes that are payable with respect to a Taxable Period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.7), deemed equal to the amount which would be payable if the Taxable Period ended with the Closing Date; and

               (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or the Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     Section 7.2 Returns and Payments. (a) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all (i) consolidated, combined and unitary Tax Returns (each a "Consolidated Return") that include Seller and (ii) Tax Returns relating to the Company and its Subsidiary that are due on or before the Closing Date (and Buyer shall do the same with respect to any non-Consolidated Return for the Company and its Subsidiary due after the Closing Date). Tax Returns of the Company and its Subsidiary not yet filed for any Taxable Period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and its Subsidiary (except to the extent counsel for Seller or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any non-Consolidated Return required to be filed by Buyer or Seller with respect to the Company and as to which an amount of Tax is allocable to the other party under Section 7.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.1(b), together with appropriate supporting information and schedules at least forty-five (45) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

     (b) Seller shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any Taxable Period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes on the December 31, 2001 Unaudited Financial Statement.

     (c) After the Closing Date (subject to Buyer's right of indemnification from Seller by the date set forth in Section 7.5 for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 7.1(a) and 7.1(b)), Buyer shall pay or cause to be paid any Taxes for any Taxable Period or portion thereof that begins after the Closing Date.

     Section 7.3 Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for Taxes paid for any Taxable Period prior to the Closing Date shall be the property of Seller, and if received by Buyer or the Company shall be paid over promptly to Seller.

     Section 7.4 Contests. (a) After the Closing, the Buyer shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim with respect to any inquiry, assessment, contest, proceeding or litigation (a "Contest") of Buyer or Seller or of any of the Company and the Subsidiary which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VII.

     (b) For all Consolidated Returns for any group of which Seller or any of its Affiliates (other than the Company or the Subsidiary) is a member, Seller shall control all such Contests in connection therewith. Prior to the Closing Date, Seller shall control all Contests relating to the Company or the Subsidiary. After the Closing Date, in the case of a Contest that relates to a non-Consolidated Return (or any item relating thereto or reported thereon) for a Taxable Period ending on or before, or that includes the Closing Date, Seller shall have the right at its expense to participate in and control the conduct of such Contest, and for all Taxable Periods thereafter, Buyer shall control such Contests. If Seller does not assume the defense of any such Contest for a Taxable Period ending on or before the Closing Date, Buyer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving ten days' prior written notice to Seller setting forth the terms and conditions of settlement. In the event of a Contest covered by the second sentence of this paragraph, that involves issues relating to a potential adjustment for which Seller has liability are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which Buyer would be liable, Buyer shall have the right, at its expense, to control the Contest but only with respect to the latter issues.

     (c) Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Contest which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause the Company and its Subsidiary to cooperate, in the defense against or compromise of any claim in any Contest.

     Section 7.5 Time of Payment. Payment of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by either Buyer or Seller, as the case may be, that shows Taxes due for which the other party is responsible under Sections 7.1(a) and 7.1(b), and (ii) within three Business Days following an agreement between Seller and Buyer that an indemnity amount is payable, an assessment of a Tax by a Taxing Authority, or a "determination" having been made as such term is defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article VII shall be made within five Business Days after the date when the relevant entity has been notified that such entity has a liability for a determinable amount under this
Article VII and is provided with calculations or other materials supporting such liability.

     Section 7.6 Cooperation and Exchange of Information. Upon the terms set forth in Section 6.1 of this Agreement, Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any Contest in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any capital stock of the Company or the Subsidiary or any part of the business from Buyer. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller shall make its employees and employees of the Company available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and its Subsidiary for each Taxable Period first ending after the Closing Date and for all prior Taxable Periods until the later of (i) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Returns. Any information obtained under this Section 7.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Contest.

     Section 7.7 Conveyance Taxes. Buyer shall be liable for and shall hold Seller harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

       Section 7.8 Miscellaneous. (a) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

     (b) All payments payable under any Tax sharing agreement or arrangement between Seller and the Company for any Taxable Period ending on or prior to the Closing Date shall be calculated on a basis consistent with that used to date and be payable in full on or before the Closing Date or within a reasonable period of time thereafter in order for the parties hereto to determine the actual amounts due pursuant to the terms thereof. No payments shall be made pursuant to any Tax sharing agreement or arrangement between Seller and the Company for or with respect to any Tax liabilities for any Taxable Period or portions thereof beginning after the Closing Date. Any such Tax sharing agreement or arrangement shall be treated as having been terminated with respect to the payment or allocation of Taxes for any post-Closing Date Taxable Period.

     (c) Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Buyer and the Company pursuant to this Article VII shall terminate on the expiration of the applicable statute of limitations with respect to the Tax liabilities in question.

     (d) For purposes of this Article VII, all Taxes of the Company and the Subsidiary for all pre-Closing periods shall be determined without regard to the carryback of any net operating loss, capital loss, general business credit or other tax attribute from a post-Closing period.

                                  ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                                     SELLER

     The obligations of Seller hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Seller:

     Section 8.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). Buyer shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

     Section 8.2 Closing Certificate. Buyer shall have delivered to the Company a certificate signed by a duly authorized officer of Buyer, dated as of the Closing Date, to the effect set forth in Section 8.1 hereof.

     Section 8.3 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency or other Governmental Authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     Section 8.4 Buyer Consents. The Buyer Consents shall have been duly and validly obtained and shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the material modification or amendment of any contract or Permit or any agreement to materially modify the future conduct of the business of the Company and its Subsidiary from the manner in which such business is currently conducted, except for the payment of filing and other customary fees to any Governmental Authority or such payments or such material modifications or amendments as were previously approved in writing by the Company or Seller.

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer hereunder are subject to the fulfillment on or before the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer.

     Section 9.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case it shall have been true and correct as of such earlier date). Seller shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

     Section 9.2 Closing Certificate. Buyer shall have received certificates to the effect set forth in Section 9.1 and Section 9.5 hereof signed by a duly authorized Officer of Seller, and dated as of the Closing Date.

     Section 9.3 Fairness Opinion. The Board of Directors of Buyer shall have received the "fairness opinion" of McDonald Investments/The Wallach Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

     Section 9.4 No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or other Governmental Authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     Section 9.5 No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect, including without limitation as a result of a change in the laws or regulations that govern the business of the Company and its Subsidiary.

     Section 9.6 Company Consents. Any consents required to be obtained by Seller or Company to give effect to the transactions described herein shall have been duly and validly obtained and shall be in full force and effect as of the Closing Date, and they shall not have required as a condition thereto the payment of any consent fee or other financial consideration or the modification or amendment to any Material Contract or Permit, or any agreement to materially modify the future conduct of the business of the Company from the manner in which such business is currently conducted (all as determined by Buyer in the reasonable exercise of its discretion), except for the payment of filing and other customary fees to any Governmental Authority or such payments or such material modifications or amendments as were previously approved in writing by Buyer.

     Section 9.7 Final Monthly Balance Sheet. Buyer shall have received the Monthly Balance Sheet of the Company and its Subsidiary for the month immediately preceding the month in which the Closing Date occurs, and such Monthly Balance Sheet shall be satisfactory in form and substance to Buyer.

     Section 9.8 Environmental Matters. The Company shall have maintained all its operations and Real Property in compliance with all Environmental Laws and Environmental Permits to the reasonable satisfaction of Buyer.

Section 9.9 .Loan. Buyer shall have obtained financing of not less than $4,000,000.00 upon terms acceptable to it and at an interest rate of no greater than the Federal Funds Rate plus 3%.

     Section 9.10 Environmental Permits and Releases. The Company shall have obtained any required transfer, renewal, assignment or application of any Environmental Permits pursuant to all applicable Environmental Laws.

                                   ARTICLE X

                                   TERMINATION

     Section 10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

     (a) By the mutual written consent of Buyer and Seller;

     (b) By either Buyer or Seller, if the Closing shall not have occurred on or before July 31, 2001 or such other date as the parties may mutually agree upon (the "Termination Date") or any closing condition set forth in Articles VI or VII has not been satisfied by the date required for such satisfaction by the party of whom performance is required; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party that is in material breach of this Agreement at the time the notice of termination is delivered or whose delay or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

     (c) By either Buyer or Seller, if there shall have been entered a final, nonappealable order or injunction of any Governmental Authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part hereof;

     (d) By either Buyer or Seller, if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within 10 days of the date of notice of default served by the party claiming such material default.

     If either Buyer or Seller terminates this Agreement pursuant to the foregoing provisions of this Section 10.1, such termination shall be effected by written notice by the terminating party to the other party specifying the provision pursuant to which such termination is made.

     Section 10.2 Liabilities Upon Termination. Except for the confidentiality provisions of Section 6.1 hereof, which shall survive any termination of this Agreement, upon the termination of this Agreement, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, partners, employees, agents, consultants, stockholders, principals or other affiliates shall have any rights, obligations or liabilities hereunder or with respect hereto.

                                   ARTICLE XI

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS; INDEMNIFICATION

     Section 11.1 Survival. (a) Notwithstanding any right of Buyer to investigate the affairs of the Company and the Subsidiary, Buyer has the right to rely upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. The representations and warranties of Seller set forth in Sections 4.16, 4.18 and 4.19 shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), and the representations and warranties of the parties set forth in Sections 4.1, 4.2, 4.5 and 4.7, 5.1 and 5.2 shall survive the Closing without limitation as to time. All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on July 3, 2011. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 11.1 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 11.1, provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim.

     (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing.

     Section 11.2 Obligation of Seller to Indemnify. Subject to the limitations set forth in Article VII and Sections 11.1, 11.5, 11.6 and 11.7, Seller shall indemnify, reimburse, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, and their respective successors and assigns from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation or warranty of Seller (after taking into account the exceptions to such representations and warranties which are set forth on the Schedules, as supplemented in accordance with Section 6.8, related to such representations and warranties) and (ii) the nonfulfillment on the part of Seller of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 11.1.

     Section 11.3 Obligation of Buyer to Indemnify. Subject to the limitations set forth Article VII and in Sections 11.1 and 11.5, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, and their respective successors and assigns from and against any Loss incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Buyer (after taking into account the exceptions to such representations and warranties which are set forth on the Schedules related to such representations and warranties), and (ii) the nonfulfillment on the part of Buyer of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with Section 11.1.

     Section 11.4 Notice and Opportunity to Defend Against Third Party Claims.
(a) Promptly after receipt from any third party by either party hereto (the "Indemnitee") of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section
11.2 or 11.3 (the "Indemnifying Party"), provided, however, that a failure to give such notice shall not prejudice the Indemnitee's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

     (b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 20 Business Days following its receipt of the Claims Notice (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted

Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim without the consent of the other party, provided, however, that such consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     Section 11.5 Net Indemnity. The amount of any Loss from and against which either party is liable to indemnify, reimburse, defend and hold harmless the other party or any other Person pursuant to Section 11.2 or Section 11.3 shall be reduced by any insurance or other recoveries or any Tax benefit that such indemnified Person actually realizes as a result of or in connection with such Loss and increased by any Taxes such indemnified Person actually realizes in respect of indemnification for such Loss.

     Section 11.6 Limits on Indemnification. No party shall have any right to seek indemnification under this Agreement (i) until Losses which would otherwise be indemnifiable hereunder incurred by such party (including Losses incurred by all other indemnitees affiliated with or related to such party) exceed $100,000 in the aggregate, after insurance or other recoveries and on an after-tax basis, as provided in Section 11.5, and such party (including such affiliated or related Persons) shall only be entitled to be indemnified for Losses in excess of such aggregate amount, or (ii) in respect of Losses to the extent such Losses result from or arise out of actions taken by such party or an Affiliate, employee, representative or agent thereof after the Closing. After the Closing, the remedies provided by this Section 11.6 shall be the sole and exclusive remedy for the parties to this Agreement with respect to any dispute arising from, or related to, this Agreement.

     Section 11.7 No Consequential Damages. Neither party shall be entitled to consequential or special damages.


                                  ARTICLE XII

                                  MISCELLANEOUS

     Section 12.1 Expenses. Each party shall be responsible for its own expenses incurred in connection with the transactions provided for herein or contemplated hereby.

     Section 12.2 Notices. Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given: (i) when personally delivered; or (ii) upon delivery by an overnight courier service which provides evidence of delivery; or (iii) when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given written notice to the other parties hereto; or (iv) when transmitted by facsimile transmission, the sender having received machine confirmation thereof.

         Notice to Buyer shall be directed to:

         Dynamic Materials Corporation
         5405 Spine Road
         Boulder, Colorado  80301

         Attention:  Mr. Richard A. Santa

         with a copy to:

         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         125 West 55th Street
         New York, New York  10019

         Attention:  Pierre F. de Ravel d'Esclapon, Esq.


         Notice to Seller shall be directed to:

         Nobel Explosifs France
         12, quai Henri IV
         Paris (75004)

         Attention:  Mr. Bernard Hueber


     Section 12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any part hereof may not be assigned by any party without the prior written consent of the other party hereto. Any assignment in violation of the foregoing shall be null and void.

     Section 12.4 Entire Agreement and Modification. This Agreement, the Schedules and Exhibits hereto and any agreements executed concurrently herewith (all of which are hereby incorporated by reference into and considered part of this Agreement) supersede all prior agreements and understandings among the parties or any of its respective Affiliates (written or oral) relating to the subject matter of this Agreement, and are intended to be the entire and complete statement of the terms of the agreement between the parties, and may be amended or modified only by a written instrument executed by both parties. The waiver by one party of any breach of this Agreement by any other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party.

     Section 12.5 Certain Interpretive Matters. Unless the context otherwise requires: (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) "or" is disjunctive but not necessarily exclusive; and (iv) words in the singular include the plural and vice versa. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     Section 12.6 GOVERNING LAW. THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

     Section 12.7 Forum Selection and Submission to Jurisdiction. Any litigation based on, or arising out of, under or in connection with, this Agreement or any agreement delivered or which may in the future be delivered in connection with this Agreement shall be brought and maintained in the courts of the State of New York in The City of New York or in the United States District Court for the Southern District of New York. Each of the parties hereto hereby expressly submits to the exclusive jurisdiction of such courts for the purpose of any such litigation as set forth above and agrees to be bound by any judgment rendered thereby in connection with such litigation. Each of the parties hereby designates CT Corporation System, 1633 Broadway, New York, NY 10019, and such other persons as may hereafter be selected by such party and irrevocably agreeing in writing to serve, as its agent to receive on its behalf, service of all process in any such proceedings in any court, such service being hereby acknowledged by each of the parties to be effective and binding service in every respect. A copy of such process so served shall be mailed by registered mail, postage prepaid, to each party, as applicable, at its address for notices set forth in Section 12.2 hereof.

     Section 12.8 Waiver of Jury Trial. Each party hereto hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, any Supplement, or under any document or agreement delivered or which may in the future be delivered in connection therewith, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

     Section 12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

     Section 12.10 Further Assurances. Each of the parties shall, at any time and from time to time after the Closing Date, and at the expense of the other parties but without further consideration, execute and deliver such further instruments, assignments or documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

     Section 12.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 12.12 Public Statements. Buyer, on the one hand, and Seller, on the other hand, will consult with the other before issuing, and will provide the other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statements prior to such consultation except as may be required by applicable law or judicial process.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                  DYNAMIC MATERIALS CORPORATION



                  By:
                       ---------------------------------------
                         Name:  Yvon Cariou
                         Title:  President and Chief Executive Officer


                  NOBEL EXPLOSIFS FRANCE



                  By:
                       ---------------------------------------
                         Name:  Bernard Hueber
                         Title: President and Chief Executive Officer

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